                                                                    EXHIBIT 12.1

            BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
                COMPUTATION of RATIO of EARNINGS to FIXED CHARGES
                       (In Millions, Except Ratio Amounts)
                                   (Unaudited)

                                                           Nine Months Ended
                                                             September 30,
                                                     ---------------------------

                                                        2001             2000
                                                     ----------     ------------
Earnings:

  Pre-tax income                                       $  899           $ 1,169

  Add:
    Interest and fixed charges,
      excluding capitalized interest                      352               336

    Portion of rent under long-term
      operating leases representative
      of an interest factor                               144               130

    Distributed income of investees
      accounted for under the equity method                 4                46

    Amortization of capitalized interest                    6                 4

  Less:  Undistributed equity in earnings
         of investments accounted for
         under the equity method                           17                15
                                                     ----------     ------------


  Total earnings available for fixed charges           $1,388           $ 1,670
                                                     ==========     ============

Fixed charges:

  Interest and fixed charges                           $  362              $344

  Portion of rent under long-term operating
    leases representative of an interest factor           144               130
                                                     ----------     ------------

  Total fixed charges                                  $  506           $   474
                                                     ==========     ============

Ratio of earnings to fixed charges                       2.74x             3.52x



                                      E-15